Exhibit 10.1

July 30, 2010

Glenn S. Johnson
President
Horizon Air Industries, Inc.

Dear Glenn:

This letter will document the agreement between Horizon Air Industries, Inc, and you regarding certain retirement benefits at the time of your election to the position of President of Horizon Air Industries, Inc. (“Horizon”).

Alaska Airlines Salaried Retirement Plan Benefits
As you know, you cease to accrue additional benefits under the Alaska Airlines Salaried Retirement Plan (“DB Plan”) due to your transfer to Horizon.  This is because Horizon does not offer the DB Plan or any other similar plan. ERISA laws preclude continued benefit accruals by a participant who transfers to a company that does not offer the DB Plan to its employees.

Special Supplemental Retirement Benefit
In connection with your election to the position of President, Horizon agrees to supplement the retirement benefits you will receive under the DB Plan with the benefits described in this letter. The supplemental retirement benefit will equal the difference between (a) the retirement benefits you actually receive under the DB Plan, and (b) the retirement benefits you would have received under the DB Plan if your compensation and service earned while you are the President of Horizon were treated as compensation and service with Alaska Airlines.  This supplemental benefit will be determined on your separation from service from Alaska Air Group and all of its subsidiaries, as defined in the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (“1995 OSRP”).  The supplemental benefit will be paid at the same time and in the same payment form as the benefit paid under the 1995 OSRP.  In the event of your death before payments under the 1995 OSRP begin, this supplemental benefit will be paid to your beneficiary (as designated under the 1995 OSRP), at the same time and in the same payment form as that beneficiary receives your 1995 OSRP benefit. In the event you become disabled, as defined in the 1995 OSRP, the supplemental benefit shall be 100% vested.

This letter agreement represents the entire agreement between you and Horizon as to the matters described herein and supersedes any prior oral agreement.  The sole method of changing this agreement is by written amendment signed by you and Horizon.

Although the calculation of this benefit is based upon the DB Plan, the special supplemental retirement benefit would not be paid out of the DB Plan.  Under this agreement, your rights to these supplemental benefits are as a general, unsecured creditor of Horizon.  The supplemental benefits will be paid only to you, or to your beneficiary in the event of death, and the benefits cannot be assigned or alienated.

The ERISA claims procedures in Section 8.8 of the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan, as amended, are incorporated into this letter by reference and apply to the supplemental retirement benefit described in this agreement.

Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan
You became a participant in the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (“1995 OSRP”) on July 16, 2003.  Under the 1995 OSRP, you will earn retirement benefits based upon your years of service as the President of Horizon and as an Elected Officer of Alaska Air Group, Inc. or Alaska Airlines, Inc.  Under the 1995 OSRP as restated by the Board of Directors on January 1, 2009, the OSRP benefit otherwise payable to plan participants is reduced by any benefits under the DB Plan that are earned while serving as an elected officer. Your 1995 OSRP benefit will be similarly reduced by the special supplemental retirement benefits described in this agreement.  Also, because of your participation in the 1995 OSRP, you will not be eligible to participate in the Horizon Air Supplemental Savings Plan.

Horizon Savings Investment 401(k) Plan
As a Horizon employee, you are eligible to make contributions and receive employer-matching contributions under the Horizon Air Industries, Inc. Savings Investment Plan (“401(k) Plan”), per the 401(k) Plan terms.  As you know, employees of Horizon are not eligible to make contributions to the Alaskasaver 401(k) Plan, thus, you will no longer be able to contribute to the Alaskasaver 401(k) Plan.

Retiree Medical Insurance Coverage
If upon your retirement from Horizon, Alaska Airlines is offering retiree medical insurance to similarly situated employees, Horizon agrees to provide medical insurance until the age at which a similarly situated Alaska Airlines employee would have received retiree medical insurance.

Please sign this letter and the other two originals confirming your agreement with the terms outlined above, retain one of the three originals for your files and return the two other signed originals to Keith Loveless.

/S/ William S. Ayer
William S. Ayer
Chairman and Chief Executive Officer, Horizon Air Industries, Inc.
Chairman, President and Chief Executive Officer, Alaska Air Group, Inc.

I agree to the terms outlined above:

/S/  Glenn S. Johnson                                      Date:  /July 30, 2010/
Glenn S. Johnson
President, Horizon Air Industries, Inc.